Exhibit 99.1
Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)
Financial Statements
December 31, 2025

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Independent Auditors' Report

The Partners
Madison NYC Core Retail Partners, LP:

Opinion

We have audited the financial statements of Madison NYC Core Retail Partners, LP (the Partnership), which comprise the statement of assets, liabilities, and partners’ capital, including the schedule of investments, as of December 31, 2025, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2025, and the results of its operations, changes in its partners’ capital, and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Partnership, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership's ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

New York, New York
February 27, 2026

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Statement of Assets, Liabilities and Partners' Capital
December 31, 2025

ASSETS
Investment in real estate ventures (Cost: $307,343,158)	$209,736,725
Cash	220,143
Prepaid expenses	15,110
Total assets	$209,971,978
LIABILITIES AND PARTNERS' CAPITAL
Preferred equity	$52,831,364
Due to related parties	307,369
Accrued expenses	83,800
Total liabilities	53,222,533
Partners' Capital	156,749,445
Total liabilities and partners' capital	$209,971,978

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Schedule of Investments
December 31, 2025

Investment	Location	Asset Type	Total Asset Size	Date of Acquisition	Ownership %	Cost	Fair Value	% of Capital
Madison NYC Core Portfolio	New York Metro Area	Retail	1,468,000 sf	Dec 2015	49%*	$207,402,566	$171,797,739	109.6%
Madison (42nd Street) NYC Core Portfolio	New York Metro Area	Retail	312,000 sf	Dec 2015	49%**	99,940,592	37,938,986	24.2%
					Total	$307,343,158	$209,736,725	133.8%

* As of December 31, 2025, the Madison NYC Core Portfolio consists of five core retail properties owned in a joint venture with an affiliate, Madison NYC Core Retail Partners II, LP, which owns 51% of the equity interest. In August 2025, the lender at the property level commenced a foreclosure action against the Queens Place property due to failure to pay interest. No recourse has been asserted against the guarantor. Madison NYC Core Portfolio holds the investment in Queens Place at zero.

** As of December 31, 2025, the Madison (42nd Street) NYC Core Portfolio consists of one core retail property owned jointly with Brookfield Properties, which owns 51% of the equity interest.

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Statement of Operations
For the Year Ended December 31, 2025

Revenue:
Dividend income	$1,338,909
Total revenue	1,338,909

Expenses:
In-kind dividend expense - Preferred	17,583,788
Interest expense	1,989,094
Asset management fees	917,750
Amortization of deferred credit facility costs	830,941
Salary expense	592,259
Professional fees	188,558
Administration fees	178,668
General and administrative expenses	129,248
Insurance expense	32,392
Total expenses	22,442,698

Net investment loss	(21,103,789)

Net change in unrealized loss on interest rate cap	(12,024)
Net change in unrealized loss on investment in real estate ventures	(40,391,685)

Net loss	$(61,507,498)

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Statement of Changes in Partners' Capital
For the Year Ended December 31, 2025

	General Partner	Limited Partners	Total
Balance at January 1, 2025	$436,509	$217,820,434	$218,256,943
Net loss	(123,012)	(61,384,486)	(61,507,498)
Balance at December 31, 2025	$313,497	$156,435,948	$156,749,445

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Statement of Cash Flows
For the Year Ended December 31, 2025

Cash Flows From Operating Activities:
Net loss	$(61,507,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Net change in unrealized loss on investment in real estate ventures	40,391,685
Proceeds from interest rate cap, net	9,428
Net change in unrealized loss on interest rate cap	12,024
Amortization of deferred credit facility costs	830,941
In-kind dividend expense - Preferred	17,583,788
Changes in operating assets and liabilities:
Increase in prepaid expenses	(15,110)
Decrease in due from related parties	23,488
Decrease in due to related parties	(190,692)
Decrease in accrued expenses	(28,456)
Decrease in interest expense payable	(168,259)
Increase in investment in real estate ventures	(9,470,736)

Net cash used in operating activities	(12,529,397)

Cash Flows From Financing Activities:
Preferred equity contributions	35,247,576
Credit facility borrowings	9,990,000
Credit facility repayments	(32,836,476)
Credit facility costs	(218,264)

Net cash provided by financing activities	12,182,836

Net decrease in cash	(346,561)

Cash:
Beginning	566,704
Ending	$220,143

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,157,353

Supplemental disclosure of non-cash financing activities:
Increase in preferred equity from in-kind dividend	$17,583,788

See Notes to Financial Statements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
For the Year Ended December 31, 2025

Note 1.    Organization and Principal Business Activities

Madison NYC Core Retail Partners, LP (the “Partnership”) is a limited partnership formed pursuant to the laws of the State of Delaware on October 15, 2015, in accordance with the Limited Partnership Agreement. Madison International Holdings NYC Core Retail, LLC is the general partner of the Partnership (the “General Partner”). Madison International Realty NYC Core, LLC, is the asset manager for the Partnership (“Asset Manager”). Madison International Realty PM, LLC is the property manager of the real estate properties in the underlying portfolios (“Property Manager”), which engaged a third party property manager. As of December 31, 2025, the Partnership has capital commitments of $308,687,572 from Limited Partners and $618,601 of capital commitments from the General Partner. All capitalized terms not defined herein shall have the meaning ascribed to them in the partnership agreement, as amended (“Partnership Agreement”).

On September 14, 2017, the Limited Partners and General Partner executed an amended and restated Partnership Agreement, which allowed the Partnership to sponsor a 51% joint venture recapitalization of the Joint Venture. The recapitalization closed on 10 of the 13 properties on December 22, 2017, which converted the Partnership’s 49% common equity interest, to a 98% common equity interest, while the Joint Venture partner, Forest City Realty Trust, Inc. retained a 2% common equity interest and received a 100% preferred equity interest. During 2018, Forest City Realty Trust, Inc.'s (“Forest City”) equity interest (2% common and 100% preferred) in 11 core retail properties in and around New York City (the “Madison NYC Core Portfolio”), was redeemed through the distribution of the Partnership's equity interest in University Park at MIT, 80 DeKalb and 3700M to Forest City. Following the redemption of Forest City's equity interest in the Madison NYC Core Portfolio, its equity interest was converted to a 51% common equity interest in Madison NYC Core Retail Holdings, LLC ("HoldCo"), an entity formed to hold the indirect common equity ownership interests in the Madison NYC Core Portfolio. Concurrent to the 51% common equity conversion, the Partnership contributed its then 49% common equity interest in the Madison NYC Core Portfolio into HoldCo. Subsequent to the 51% common equity conversion, and the Partnership's contribution of its 49% common equity interest into HoldCo, the Partnership's affiliate, Madison NYC Core Retail Partners II, LP (“51%Co”), converted its acquisition loan into the 51% common equity interest in HoldCo. The common equity of HoldCo is now owned 49% by the Partnership and 51% by 51%Co. HoldCo owns 100% of Madison NYC Core Retail Partners REIT (“REIT”) that owns the Madison NYC Core Portfolio. In addition, outside of HoldCo, the Partnership owns a 49% joint venture equity interest in 42nd Street Entertainment & Retail Complex with Forest City as its joint venture partner, “Madison (42nd Street) NYC Core Portfolio”. From the Partnership's perspective, the recapitalization of the Joint Venture did not impact the Partnership's indirect ownership of the underlying properties. The Partnership continues to own an indirect 49% equity interest in the remaining six core retail properties. Such ownership is in joint venture with either 51%Co or Forest City. The Madison NYC Core Portfolio together with Madison (42nd Street) NYC Core Portfolio is hereinafter referred to as “Combined NYC Core Portfolio.”

The sole purpose of the Partnership is to manage equity investments in HoldCo and Madison (42nd Street) NYC Core Portfolio, which consists of 42nd Street Entertainment & Retail Complex. The strategy of the Partnership is to own partnership interests that own and manage core retail properties in and around New York City. The Partnership will directly or indirectly hold for investment, oversee the liquidation or other disposition of, and otherwise manage and exercise all of the rights of an owner of the investments, and to do any and all other acts or things which the General Partner may determine are necessary thereto.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
For the Year Ended December 31, 2025

Note 1.    Organization and Principal Business Activities (continued)

As of December 31, 2025, the Partnership has called $321,306,173 or 103.9% of the total capital commitments. This capital call in excess of the original capital commitments is pursuant to Section 4.03(a) of the Partnership Agreement.

The Partnership shall continue until December 31, 2030, unless terminated earlier, or extended for additional consecutive five-year periods by a Super-Majority in Interest of the Limited Partners.

Note 2.    Summary of Significant Accounting Policies

Basis of Presentation. The accompanying financial statements of the Partnership have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) pursuant to which investments in real estate ventures are presented on a fair value basis. The Partnership qualifies as an Investment Company as defined in Accounting Standards Codification (“ASC”) 946, Financial Services─Investment Companies.

Allocation of Profits and Losses. The General Partner shall allocate profits and losses and make cash distributions in accordance with the Partnership Agreement. The capital account balances at December 31, 2025 represent each Partner’s cumulative contributions, allocation of profits, losses and cash distributions paid pursuant to the distribution priority described in the Partnership Agreement. In addition, the capital account balances at December 31, 2025 reflect each Partner’s share of cash which would be distributed to the Partners under a hypothetical liquidation of the Partnership at net book value as of December 31, 2025.

Use of Estimates. The preparation of financial statements in conformity with US GAAP requires the General Partner to make estimates and assumptions that affect the financial statements and accompanying notes. Actual results could differ from those estimates. The most significant estimates and assumptions for the Partnership relate to the valuation of the investments in real estate ventures.

The valuations presented herein were performed based on various inputs and direct comparisons as of December 31, 2025. These inputs and comparables may be subject to favorable or unfavorable changes subsequent to December 31, 2025, depending on numerous factors including, among other things, jurisdiction, property-type and tenant status, and the Partnership’s determination of any investment’s fair value (or the value that would have been determined had such facts been known as of December 31, 2025) may be materially impacted for current and future periods. Therefore, during this period of continued uncertainty, disruption, and volatility in the economic and financial markets, fair values of investments in real estate ventures and financial instruments may be subject to significant fluctuation. Generational, global inflation and subsequent shifts in monetary policy and interest rates have had an impact on valuations of investments in real estate ventures and financial instruments and the interest rate on certain debt obligations.

Cash. The Partnership maintains its cash account with a financial institution which, at times, may exceed federally insured limits. The Partnership has not experienced any losses on the account.

Income Taxes. No provision for income taxes has been made in the financial statements since the income or loss from the Partnership is allocated to each partner in accordance with the provisions mandated by the Partnership Agreement and is passed through directly to each partner and reported on their individual tax returns.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
For the Year Ended December 31, 2025

Note 2.    Summary of Significant Accounting Policies (continued)

The Partnership evaluates the uncertainties of tax positions taken or expected to be taken on a return based on the probability of whether the position taken will be sustained upon examination by taxing authorities. The Partnership uses a more-likely-than-not threshold for recognition and derecognition of tax positions taken or to be taken on a tax return. In accordance with the accounting guidance on the accounting for uncertainty in income taxes, the Partnership assessed its tax positions for the open tax years 2022 through 2025. The Partnership concluded that it has no material uncertain tax liabilities to be recognized at this time.

Revenue and Expense Recognition. Operating distributions received by the Partnership are reported on the Statement of Operations as dividend income. Realized gains are recognized when liquidating proceeds in excess of investment cost are received. Expenses are recognized when incurred. Interest income is recognized on an accrual basis.

Deferred Credit Facility Costs. Debt issuance costs related to the credit facility payable are amortized over the life of the facility. The Partnership presents credit facility debt issuance costs, net of amortization, as an asset.

Derivatives. The Partnership uses derivative financial instruments, such as interest rate caps and swaps to hedge its interest rate risk. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative. Any gains or losses arising from changes in the fair value of the derivatives are recognized directly in the Statement of Operations.

Investment Valuation. The Partnership’s investments are composed of equity interests in real estate ventures. These investments are accounted for at fair value and reflect the Partnership’s allocable share of the fair value of each such investment. The General Partner has estimated a value for such investments based upon available information concerning the market for real property investments including, but not limited to, the estimated liquidation value of investments, the value of comparable assets, the replacement costs, impact on value due to ground leases and the income and cash flows expected to be generated by the investments.

Specifically, fair value is the cost of the investment, net of distributions of capital from its acquisition date through the date of the financial statements, plus an estimate of any unrealized appreciation or depreciation.

Valuation methods for investment in real estate ventures may include, but are not limited to, the following:

1)Discounted Cash Flows - forecasts of future net cash flows during the holding period, anticipated net proceeds from the sale, disposition or resolution of the investment, discounted at prevailing market rates;
2)Income Capitalization - prevailing market capitalization rates or earnings multiples applied to stabilized income or adjusted earnings from the investment and other observable market data;
3)Sales Comparable - recent sales of comparable investments;
4)Offer Price - sale negotiations and bona fide purchase offers, contracts received from independent parties, or estimated proceeds from sold assets.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
For the Year Ended December 31, 2025

Note 2.    Summary of Significant Accounting Policies (continued)

ASC 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of the fair value measurements. This standard defines fair value as the price that the Partnership would receive upon selling an investment in an orderly transaction between market participants in the principal or most advantageous market at the measurement date. The standard establishes a three-level hierarchy based on inputs to fair value measurements. Inputs refer broadly to the assumptions that market participants would use in pricing the investment, including assumptions about risk.

The three levels of the fair value hierarchy under this standard are described below:

ꞏ Level 1 – Unadjusted quoted prices in active markets for identical investments that the Partnership has the ability to access at the measurement date. This level of the fair value hierarchy provides the most reliable evidence of fair value and is used to measure fair value whenever available.

ꞏ Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. These inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, and inputs other than quoted prices that are observable for the investment. These are inputs that are derived principally from or corroborated by observable market data by correlation or other means.

ꞏ Level 3 – Inputs that are unobservable inputs for the investments that are used to measure fair value when observable inputs are not available. Unobservable inputs reflect the Partnership’s own assumptions about the assumptions that market participants would use in pricing the investment. These are inputs that are developed based on the best information available in the circumstances, which might include the Partnership’s own data.

Because of the inherent uncertainty of real estate valuations related to assumptions regarding highest and best use, capitalization rates, discount rates, leasing and other factors, the fair values reflected in the financial statements may differ significantly from values that would be determined by negotiation between independent parties in sales transactions, and the difference could be material. These valuations are generally classified within Level 3 of the valuation hierarchy.
Note 3. Investment Valuation

The following is a summary of valuation level inputs used at December 31, 2025 in valuing the Partnership’s investments and other financial instruments carried at fair value:

Valuation Level Inputs	Real Estate Ventures	Other Financial Instruments
Level 1 - Quoted Prices	$—	$—
Level 2 - Other Significant Observable Inputs	—	—
Level 3 - Significant Unobservable Inputs	209,736,725	—
Total	$209,736,725	$—

There was funding of Level 3 investments of $9,470,736 and no transfers into or out of Level 3 measurements for the year ended December 31, 2025.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
For the Year Ended December 31, 2025

Note 3. Investment Valuation (continued)

The following table shows quantitative information about unobservable inputs related to the Level 3 fair value measurements at December 31, 2025:

Asset Class	Fair Value	Valuation Techniques	Unobservable Inputs	Range
Retail	$209,736,725	Discounted Cash Flows (DCF)	Terminal Capitalization Rate	6.50% - 7.25%
			Discount Rate	7.25% - 8.75%
			DCF Term	9.0 years - 11.0 years
			Market Rent Growth Rate	3.00%
Total	$209,736,725

Unobservable inputs used to determine Level 3 valuations may have similar or diverging impacts on valuation. Significant increases or decreases in these inputs in isolation and interrelationships between those inputs could result in significantly higher or lower fair value measurements than noted in the table above.

Note 4. Interest Rate Derivatives

The Partnership entered into interest rate cap agreements to mitigate exposure to variability in interest rates associated with borrowings under the City National Bank Revolving Credit Agreement, with a notional amount of $10,847,661. As of December 31, 2025, the interest rate derivative contracts remained outstanding but had a fair value of zero.

Note 5. Investment Funding and Other Commitments

The Partnership discloses financial support provided or contractually required to be provided to any of its investments. The disclosures include (i) the type and amount of financial support provided to investee companies, including situations in which the Partnership assisted an investee in obtaining financial support,
(ii) the primary reasons for providing the financial support, (iii) the type and amount of financial support the Partnership is contractually required to provide to an investee, but has not yet provided, and (iv) the primary reasons for the contractual requirement to provide the financial support.

During the year ended December 31, 2025, the Partnership made $9,470,736 of investment contributions for capital expenditures and leasing costs. The Partnership has no unfunded commitment to its investments in existing real estate ventures as of December 31, 2025.

The Partnership's right to redeem or sell its investments is subject to restrictions per the terms of the underlying investment operating agreements.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
For the Year Ended December 31, 2025

Note 6. Related Party Transactions

In accordance with the Partnership Agreement, the Partnership pays asset management fees quarterly, in advance, to the Asset Manager, an affiliate of the General Partner, equal to 0.40% per annum of the aggregate Capital Contributions of each Partner less the portion of such Capital Contributions in respect of
(i) Partnership Expenses other than Investment Expenses; (ii) any portion of the Investments that have been sold or written-off; and (iii) the portion of such Capital Contributions that have been returned unused. During the year ended December 31, 2025, the Partnership incurred and paid asset management fees of $917,750.

As part of the closing and execution of the Partnership Agreement, the Limited Partners approved the reimbursement of expenses, subject to annual limits, for Owner’s Representatives (who may be employees or consultants of the General Partner and its affiliates) in connection with the ownership and operation of the Properties. The Advisory Board amended section 6.06 of the Partnership Agreement in October 2018 to increase the annual limits of such Owner’s Representatives expenses. In addition, the Partnership also approved reimbursements for advisory or consultant services, including legal, tax and/or accounting related services incurred by the General Partner and its affiliates for its employees or consultants, subject to annual limits, as provided for in Section 6.06 of the Partnership Agreement and subsequently amended in October 2018. For the year ended December 31, 2025, the Partnership incurred expenses for Owner’s Representatives and advisory or consulting services of $433,776 and $35,000 respectively, which equaled the annual limits per the Partnership Agreement and is included in salary expenses in the accompanying Statement of Operations. As of December 31, 2025, the Partnership had $307,369 outstanding payables included in due to related parties in the Statement of Assets, Liabilities, and Partners’ Capital.

The Partnership reimbursed $900,420, including $782,951 salary expenses paid during the year, to an affiliate of the General Partner for operating expenses paid on behalf of the Partnership for the year ended December 31, 2025. The expenses are included in the Statement of Operations.

The Partnership has outstanding preferred equity payable to Madison NYC Core Retail Preferred, LP, which is considered a related party due to common ownership. The terms and accounting treatment of the preferred equity are described in Note 8.

Note 7. Credit Facility Payable

On May 30, 2024, the Partnership entered into a revolving credit agreement (the ‘City National Revolving Credit Agreement’) with City National Bank of Florida, collateralized by the net asset value of the Partnership. The City National Revolving Credit Agreement was a NAV-based facility with a maximum commitment of $36,621,636 and bore interest at the Secured Overnight Financing Rate (‘SOFR’) in either 1, 3, or 6 month durations plus 4.00%. The facility was subject to a one-time upfront fee of 1.5% and carried no unused commitment fees.

The City National Revolving Credit Agreement was cross-collateralized with an affiliate, Madison NYC Core Retail Partners II, LP, through a pledge of shared equity interests in the Madison NYC Core Portfolio.

The City National Revolving Credit Agreement was repaid in full and terminated on September 26, 2025. As of December 31, 2025, the Partnership had no outstanding borrowings or commitments under the facility.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
For the Year Ended December 31, 2025

Note 8. Preferred Equity

The Partnership has outstanding preferred equity to Madison NYC Core Retail Preferred, LP (the “Preferred Holder”). The preferred equity was issued to facilitate the repayment of amounts outstanding under the City National Bank Revolving Credit Agreement and to support ongoing operating activities of the Partnership.

The preferred equity is repayable at an amount equal to the greater of (i) the original capital advanced plus a preferred return compounded monthly at 15% per annum or (ii) 150% of net peak equity, as defined in the governing partnership agreements. The preferred equity has a stated maturity date of December 28, 2029, unless repaid earlier through capital distributions or capital events.

During 2025, the Partnership calculated the preferred return in accordance with the Partnership Agreement (150% of net peak equity) and notified investors of the in-kind dividend. The Partnership recorded the preferred return as a in-kind, preferred dividend. The resulting amount was recorded as an increase in preferred equity in the Statement of Assets, Liabilities and Partners’ Capital and as in-kind dividend expense
- Preferred in the Statement of Operations.

As of December 31, 2025, the carrying value of preferred equity includes both Preferred Capital Contributions and the capitalized preferred return dividend.

Note 9. Financial Highlights

The Partnership is required to disclose financial highlights for Limited Partners in accordance with the provisions of ASC 946. These financial highlights consist of net investment loss, expenses and carried interest allocation ratios for the year ended December 31, 2025 and the internal rate of return since inception (“IRR”) of the Limited Partners, net of all expenses, through December 31, 2024 and December 31, 2025.

The following summarizes the Limited Partners’ financial highlights:

Year Ended December 31, 2025
Net investment loss	(10.77)%

Expenses	11.45%
Carried Interest allocation	0.00%
Expenses and Carried Interest allocation	11.45%

Cumulative internal rate of return through December 31, 2024	(1.52)%
Cumulative internal rate of return through December 31, 2025	(4.47)%

The net investment loss, expenses and carried interest allocation ratios are computed as a percentage of weighted average Limited Partners’ capital.

The IRR was computed based on the daily cash inflows (capital contributions), outflows (distributions) and the Limited Partners’ capital at the end of the period (residual value) as of the measurement date.

Madison NYC Core Retail Partners, LP
(a Delaware limited partnership)

Notes to Financial Statements
For the Year Ended December 31, 2025

Note 10. Subsequent Events

Subsequent to December 31, 2025 and through February 27, 2026, the date through which management evaluated subsequent events and on which the financial statements were available for issuance, the Partnership noted no subsequent events that require recognition and disclosure.